Exhibit (h.2)

FRONTIER FUNDS, INC.

FOURTH AMENDMENT TO THE

TRANSFER AGENT SERVICING AGREEMENT

THIS FOURTH AMENDMENT dated as of March 17, 2016, to the Transfer Agent Servicing Agreement, dated as of October 31, 2014, as amended January 6, 2015, March 23, 2015 and August 13, 2015 (the “Agreement”), is entered into by and between FRONTIER FUNDS, INC., a Maryland corporation (the “Company”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the list of funds of the Agreement; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

FRONTIER FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ William D. Forsyth III	By: /s/ Michael R. McVoy

Name: William D. Forsyth III	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Amended Exhibit A

to the

Transfer Agent Servicing Agreement

Fund Names

Separate Series of Frontier Funds, Inc.

Name of Series

Frontier Netols Small Cap Value Fund

Frontier Timpani Small Cap Growth Fund

Frontier Phocas Small Cap Value Fund

Frontier MFG Global Equity Fund

Frontier MFG Core Infrastructure Fund

Frontier MFG Global Plus Fund

Frontier Silk Invest New Horizons Fund

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